Exhibit 35

SERVICER’S ANNUAL CERTIFICATION

CALIFORNIA REPUBLIC BANK

PURSUANT TO SECTION 4.10 OF THE SALE AND SERVICING AGREEMENT

This Servicer’s Annual Certification is delivered pursuant to a sale and servicing agreement dated as of June 1, 2015 (the “Sale and Servicing Agreement”) by and among, California Republic Auto Receivables Trust 2015-2, California Republic Funding, LLC, California Republic Bank, as Seller, Servicer, Administrator, Calculation Agent and Custodian (in such capacity, the “Servicer”), and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). All capitalized terms used but not defined herein shall have the meaning assigned thereto in Appendix A to the Sale and Servicing Agreement.

The undersigned, a Responsible Officer of the Servicer, hereby certifies that:

1. A review of the activities of the Servicer and of the performance of its obligations under the Sale and Servicing Agreement during the period from June 5, 2015 to and including December 31, 2015 (the “Review Period”) was conducted under my supervision.

2. Based on my knowledge and such review, except as otherwise disclosed pursuant to paragraph 3 below, the Servicer has fulfilled its obligations under the Sale and Servicing Agreement during the applicable Review Period and there is no significant deficiency known by me with respect to the applicable Review Period which has not been disclosed herein.

3. Based on such review, to my knowledge, there has been no significant deficiency during the Review Period in the performance of the Servicer’s obligations under the provisions of the Sale and Servicing Agreement.

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IN WITNESS WHEREOF, the undersigned, in my capacity as specified below, has caused this certificate to be executed as of the date indicated below.

Dated: March 30, 2016	/s/ Mark K. Olson Mark K. Olson EVP, Chief Financial Officer